Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended December 31, 2019

February 5, 2020

So-Yeon Jeong (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2020 second quarter financial results.  I am So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our executive vice president.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Yifan will begin with a review of financial results for the quarter.  Then, Mike will review the business highlights, followed by Stephen who will provide a detailed segment report. After that, Yifan will conclude with guidance for the next quarter. Then, we will have the question-and-answer session.

The earnings release was distributed by business wire today, February 5, 2020, after the close of market. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.

We assume no obligations to update the information provided in today's call.

Now, I’ll turn the call over to our CFO Yifan to provide an overview of the second fiscal quarter financial results.

Yifan Liang (Chief Financial Officer)

Thank you, So-Yeon.  Good afternoon everyone and thank you for joining us.

Revenue for the December quarter was $117.9 million, flat when compared to the prior quarter and up 2.6% from the same quarter last year.

In terms of product mix, MOSFET revenue was $101.5 million, up 0.9% sequentially and up 8.8% year-over-year.  Power IC revenue was $14.7 million, down 6.8% from the prior quarter and down 24.4% from a year ago.  Assembly service revenue was $1.7 million as compared to $1.6 million for the prior quarter and $2.2 million for the same quarter last year.

Regarding the segment mix, Computing represented 41.3% of the total revenue, Consumer 18.0%, Power Supply and Industrial 21.3%, Communications 17.9%, and Service 1.5%.

Non-GAAP gross margin for the December quarter was 28.3%, unchanged from the prior quarter and down from 29.2% for the same quarter last year.  Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the December quarter, as compared to $0.4 million for the prior quarter and $0.5 million for the same quarter last year.  Non-GAAP gross margin also excluded $8.5 million of production ramp-up costs related to the Chongqing Joint Venture (“JV Company”) for the December quarter, as compared to $6.0 million for the prior quarter and $3.5 million for the same quarter last year.

Non-GAAP operating expenses for the December quarter were $25.7 million, compared to $25.6 million for the prior quarter and $25.1 million for the same quarter last year.  Non-GAAP operating expenses excluded $2.1 million of share-based compensation charge, as compared to $1.9 million for the prior quarter and $3.9 million for the same quarter last year.   Both GAAP and Non-GAAP operating expenses included $3.0 million of digital power team expenses for the quarter, as compared to $2.8 million for the prior quarter and $3.1 million for the same quarter last year.

Our digital power controller team continues to engage with customers in product designs and is making steady progress toward our product roadmap.

Non-GAAP EPS attributable to AOS for the quarter was 23 cents per share as compared to 26 cents for the prior quarter and 30 cents for the same quarter last year.

AOS generated $12.5 million operating cash flow in the December quarter, as compared to $4.2 million net cash used in operating activities and $22.1 million operating cash flow generated in the same quarter last year.  Cash flow used in operations attributable to the JV Company was $3.5 million for the December quarter, compared to $3.0 million provided by operating activities for the prior quarter and $9.1 million used in operating activities for the same quarter last year.

Consolidated EBITDAS for the December quarter was $13.9 million, compared to $14.5 million for the prior quarter and $13.5 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $12.5 million as compared to $13.8 million for the prior quarter and $15.7 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the December quarter with cash and cash equivalents of $107.2 million, including $86.1 million at AOS and $21.1 million at the JV Company.  This compares to $103.1 million at the end of last quarter, which included $88.0 million at AOS and $15.1 million at the JV Company.  Our cash balance a year ago was $146.6 million, including $93.6 million at AOS and $53.0 million at the JV Company.

Bank borrowing balance at the end of the December quarter was $148.5 million, including $36.9 million at AOS and $111.6 million at the JV Company.  In the December quarter, AOS and the JV Company repaid $4.1 million and $16.4 million of the existing loans, respectively. The JV Company also borrowed $30.9 million working capital.

Net trade receivables were $33.9 million, as compared to $39.3 million at the end of last quarter and $33.9 million for the same quarter last year.  Day Sales Outstanding for the quarter was 28 days, compared to 25 days in the prior quarter.

Net inventory was $117.6 million at the quarter-end, down from $118.6 million last quarter and up from $103.0 million in the prior year.  Average days in inventory was 114 days for the quarter, flat as compared to the prior quarter.

Net Property, Plant and Equipment was $416.1 million, as compared to $404.0 million last quarter and $380.8 million last year.  Capital expenditures were $15.4 million for the quarter, including $12.1 million at AOS and $3.3 million at the JV Company.  We estimate that the capital expenditure for AOS core business to stay at 6% to 8% of the total revenue for the fiscal year 2020.

Before I turn the call over to Mike, I would like to update you on the progress at our JV Company.  During the December quarter, the 12” fab and assembly and test production continued to make progress as expected.  Our goal remains the same, that is, to ramp up the Phase 1 of the 12” fab to approach the target run rate by the September quarter of this calendar year, subject to general and overall market conditions.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

Despite the challenging conditions, we remained focused and continued to execute well during the December quarter. Our revenue came in within the guidance range, achieving both year-over-year and sequential revenue growth. Meanwhile our gross margin benefited from improved operational efficiency.  Most importantly, AOS reported healthy non-GAAP earnings, and our core business generated strong operating cash flow.

Looking ahead to the March quarter, we expect weaker than normal seasonality in our business. I’ll speak to one factor that is creating a headwind and Yifan will provide more details on the total outlook in his comments. There has been wide coverage of the coronavirus outbreak in China.  Our employees’ well-being is our top priority, and all our employees are safe.  In addition to the mandatory extended Chinese New Year holiday, we have implemented additional travel bans, screening procedures as well as self-quarantine measures.  While we maintained partial production throughout the holiday, we anticipate that it will take longer for our factory to return to full production.We have factored the impact of this disruption into the guidance we are providing today.  As you can imagine, this is a developing situation and so is its potential effect on the global supply chain. We will continue to evaluate the impact on our business as further developments warrant.

Given the extended Chinese New Year holiday, we expect that it will take longer for our factory to return to full production. We have factored the impact of this disruption into the guidance we are providing today.  As you can imagine, this is a developing situation and so is its potential effect on the global supply chain. We will continue to evaluate the impact on our business as further developments warrant.

We have been consistently pushing forward with our plan to create demand with the differentiated products across key market segments, and at the same time, we have been accelerating the penetration and diversification into multiple global brand customers.  For computing, our customers increasingly value high-performance products as underlying trends such as artificial intelligence, big data and internet of things are reshaping the computing industry. With our highly efficient products, we were able to penetrate every single key PC OEM, maintaining a strong position at all of them. Coming to the IGBT business, we demonstrated solid traction by posting 40% year-over-year growth once again in calendar 2019. We continued to expand our footprint at a broad base of home appliance customers with both discrete and module solutions.  Our mobile business, including smartphone battery pack and quick charger applications, was the fastest growing business in percentage terms last year, as we ramped the high-volume productions for multiple global OEMs. As we secure additional layers of business at multiple OEMs and ODMs, we remain confident about the strength of our mobile business.

In order to address this growing demand from global brand name customers, we carefully planned the supply chain expansion, which centers on the 12” fab and assembly and test facility in Chongqing.  Our customers appreciate our commitment to enabling their growth and support our goals.

Looking beyond the March quarter, we think that we are well-positioned to capitalize on the demand we have created.  Last year, although we garnered meaningful design wins, we were not able to fully satisfy peak season demand due to supply constraints at our Oregon fab.  As a result, we had to make difficult allocation decisions as to which customers and applications to support, and this hindered our growth last year. This year, with added capacity at Chongqing JV, we are in a much better position to support our customers as they ramp up their production volumes, especially since both smartphone and PC applications are expected to hit their usual seasonal peak in the September quarter. Therefore, we still expect to approach the Phase 1 target run rate by the September quarter this year.  This expanded capacity will allow us to better capture potential growth opportunities and fuel our diversification effort as we benefit from the momentum seen across a broader array of growing applications.

We have the right strategy in place and an outstanding team to execute it. We have demonstrated remarkable progress especially in three key areas: creating demand, penetrating top-tier global OEMs with value-added solutions, and expanding production capacity to fulfill demand. This, in return, is building great momentum with ever increasing design wins in the pipeline and share gains at multiple customers across key market segments, which validates our confidence in driving sustainable growth.  We remain encouraged by the opportunities ahead of us and are fully committed to moving forward with our growth plans and navigating the headwinds and volatility we are facing in the near-term.

Now, I will turn the call over to Stephen for a detailed segment report.

Stephen Chang (Executive Vice President)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 41.3% of our total revenue in the December quarter. Revenue was up 5.4% sequentially and down 12.8% year-over-year. During the quarter, the CPU supply eased a bit, but it was still not enough to fully satisfy the market demand. However, the ramp of high-end tablet application and the continued migration into high-value products such as Vcore and graphics cards enabled modest growth in this segment business. The CPU shortage is anticipated to persist at least through the first half of calendar 2020 especially with small core. This has been compounded by the impact of coronavirus on our PC customers, as a result, we are estimating a mid-single digit sequential decrease in the Computing segment.

Now turning to the Consumer segment, which represented 18.0% of total revenue in the December quarter.  Revenue decreased 1.3% sequentially and was up 13.8% year-over-year. We had originally expected to see a double-digit sequential decrease due to TV seasonality, however, we saw healthy demand for various consumer applications during the quarter.  As Mike mentioned earlier, strong customer momentum with our leading portfolio of IGBT solutions continued especially with home appliance applications.  Bolstered by high performance and reliability required by these applications, our IGBT product line posted 40% annual increase in calendar year 2019, after growing 40% in calendar 2018 year-over-year.

As we expand our customer base in home appliances and accelerate production ramp at global OEMs, we expect the IGBT business to increase another 40% in calendar year 2020.  Looking into the March quarter, we expect a moderate seasonal decline in the Consumer segment.

Next, let’s discuss the Power Supply and Industrial Segment. This segment accounted for 21.3% of total revenue, down 7.6% sequentially and up 13.5% year-over-year. While we grew in applications such as solar power and industrial fans, the seasonal decrease in other AC/DC power supply applications was sharper than anticipated. As one of the key suppliers of quick charging solutions, we believe that we are well-positioned to benefit from the introduction of 5G phones with larger batteries paired with higher wattage power supply. However, entering into what is typically the seasonal low point for our quick charger business, we expect to see a double-digit revenue decline in this segment during the March quarter.

Finally, let’s move on to the Communications segment, which was 17.9% of revenue in the quarter, down 1.1% and up 32.5% year-over-year.  Our highly efficient battery protection business continues to be strong during the December quarter, and we maintained this segment’s revenue similar to the peak level. Since each global smartphone OEM launches new models at different times throughout the year, serving multiple global OEMs helps us offset some seasonality. For the March quarter, we expect the recovery in 5G telecom to drive growth on top of continued strength in the battery pack protection products. Therefore, we anticipate a modest increase in the Communication segment in the March quarter.

With that, I will now turn the call over to Yifan for additional comments and guidance.

Yifan Liang: Guidance for the next quarter

Thank you, Stephen.

As disclosed in our press release, we are cooperating with federal authorities in their recent investigation of our export control practices with Huawei and its affiliates.  We have maintained an export control compliance program and have been committed to fully complying with all applicable laws and regulations.

In connection with this investigation, we have suspended shipment of our products to Huawei based on the order issued by Department of Commerce (DOC).  This suspension is expected to reduce our revenue for the March quarter by approximately $4 million to $5 million.  We are working with DOC to resolve this issue, although currently we do not know when we will be able to resume shipment to Huawei, if at all.  In addition, we expect to incur $1 million to $2 million of professional fees during the March quarter in connection with the ongoing government investigation.  Please note that the DOC order applies to only our shipments to Huawei. Our sales to other customers are expected to continue and grow beyond the March quarter, unaffected by the order.

Since this is a pending and confidential matter, we will not be making additional comments beyond the facts that we have shared with you on this call, in our press release, and the related financial impact that we can assess at this time, except as required by law. Future inquiries will be directed to these statements.

Based on this development and the estimated production loss in China due to the coronavirus outbreak and extended Chinese New Year holiday, our expectations for the third quarter of fiscal year 2020 are as follows:

We expect revenue to be between $106 million and $110 million.  In addition to the impact of suspended shipment to Huawei, this guidance also reflects an estimate of $6 million to $7 million reduction in revenue due to the production loss resulted from the coronavirus outbreak and extended Chinese New Year holiday based on the information we have as of today. We expect GAAP gross margin to be 17.3%, plus or minus 1%.  We anticipate non-GAAP gross margin to be 26.0%, plus or minus 1%.  Gross margin guidance reflects the inefficiency caused by production disruptions as well as suspended shipment to Huawei. Note that non-GAAP gross margin excludes $0.4 million of estimated share-based compensation and $8.5 million of estimated production ramp-up costs relating to the JV Company.

We expect GAAP operating expenses to be in the range of $29.0 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $25.5 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.0 million to $3.3 million of estimated expenses relating to the development of our digital power business.  Non-GAAP operating expenses exclude $1.0 million to $2.0 million of estimated professional fees related to the investigation and $2.0 million of estimated share-based compensation.

Tax expense should be approximately $0.4 million to $0.6 million.

We anticipate a loss attributable to non-controlling interests to be around $4.7 million.  On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV company, this item is expected to be approximately $0.3 million.

As part of our normal practice, we are not assuming any obligations to update this information.
With that, we will open up the floor for questions.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, global brand name customers, diversification of products and new customers; expectation with respect to improvement in profitability; the expected trend on revenue and sales for each segment of our serviceable market and market shares; the progress of construction of Chongqing Joint Venture and timeline for production and operation, including the targeted run rate; government investigation and its impact on our financial results; the effect of coronavirus outbreak on our business; our ability and strategy to develop new products, expectation of the CPU shortage; adoption of low-voltage and power IC products; projected mid-term annual revenue target; expectation with respect to our digital power business; seasonality fluctuation in customer demand and market segments; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; international trade tension and geopolitical environment; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level;  and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed by AOS on August 23, 2019. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.